UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2006

ANSYS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-20853	04-3219960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Technology Drive, Canonsburg, PA, 15317

(Address of Principal Executive Offices) (Zip Code)

(724) 746-3304

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2006, ANSYS, Inc. (the “Company”) entered into an Indemnification Agreement (the “Indemnification Agreement”) with Sheila S. DiNardo, an officer of the Company (the “Officer”).

Pursuant to the Indemnification Agreement, the Company has agreed, in certain circumstances, to indemnify the Officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that the Officer, in her capacity as an officer of the Company, is made or threatened to be made a party to any suit or proceeding. The Officer will be indemnified to the fullest extent now or hereafter permitted by the Delaware General Corporation Law. The Indemnification Agreement also provides for the advancement of expenses to the Officer in connection with any suit or proceeding.

The above description of the Indemnification Agreement does not purport to be a complete statement of the parties’ rights and obligations thereunder. The above statements are qualified in their entirety by reference to the Indemnification Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On February 9, 2006, following a presentation from Frederic W. Cook & Co., Inc., the Board of Directors of the Company voted to amend the Company’s Director compensation arrangements. Under the Company’s prior arrangements, independent directors received an option grant upon joining the Board and annual grants thereafter. Further, in the past the Company has paid each independent director an annual retainer of $5,000 and paid meeting fees of $2,000 per Board meeting attended and $1,000 per committee meeting attended. In addition, the Audit Committee Chairman received an additional $5,000 annual retainer.

Under the new arrangements adopted by the Board of Directors on February 9, 2006, each non-affiliate independent director will receive an annual retainer of $40,000. The Company will no longer pay fees for meetings attended. However, if the Board holds more the eight meetings per year, the Company will pay a fee of $2,000 per meeting in excess of eight. The annual retainer will be subject to reduction in the event a Director does not attend at least 75% of the scheduled meetings per year.

Similarly, each committee member who is a non-affiliate independent director will now receive an annual retainer in lieu of per meeting fees. The annual retainer will be $10,000 for each member of the Audit Committee ($20,000 for the Chairman); $10,000 for each member of the Compensation Committee ($15,000 for the Chairman) and $5,000 for each member of the Nominating and Governance Committee ($7,500 for the Chairman). If the Audit Committee or Compensation Committee meets more than five times per year, each member will receive a per meeting fee of $1,500 for each additional meeting. If the Nominating & Governance Committee meets more than three times per year, each member will receive a per meeting fee of $1,500 for each additional meeting.

Directors will no longer receive an annual grant of stock options. The Chairman and the non-affiliate independent directors will receive, at their option, (i) an annual grant of 3,600 deferred stock units (DSUs), which are rights to receive shares of common stock upon termination of service as a director or (ii) options to purchase 12,000 shares of common stock. The DSUs will be fully vested at the time of grant.

All of the annual retainers and grants of DSUs will be paid quarterly in arrears. New directors will no longer receive an automatic grant upon joining the Board.

The Board of Directors has also determined to grant Mr. Peter Smith a retainer of $60,000 per year for service as Chairman of the Board in addition to amounts paid to Mr. Smith as an employee of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 – Indemnification Agreement, dated February 9, 2006, between ANSYS, Inc. and Sheila S. DiNardo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSYS, INC.

Date: February 15, 2006	By:	/S/ JAMES E. CASHMAN III
James E. Cashman III – President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Indemnification Agreement, dated February 9, 2006, between ANSYS, Inc. and Sheila S. DiNardo